Filed Pursuant Rule to 424(b)(3)
Registration No. 333-267568
PROSPECTUS SUPPLEMENT
(to Prospectus dated January 26, 2023)

Iris Energy Limited

Up to 25,000,000 Ordinary Shares

This prospectus supplement supplements the prospectus dated January 26, 2023 (the “Prospectus”), which forms a part of our registration statement on Form F-1 (No. 333-267568). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our report on Form 6-K, filed with the Securities and Exchange Commission on July 18, 2023 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

This prospectus supplement relates to the potential offer and sale from time to time by the securityholder named in the Prospectus (the “Holder”) of up to 25,000,000 of our ordinary shares, with no par value (the “Ordinary shares”), that have been or may be issued by us to the Holder pursuant to an ordinary shares purchase agreement, dated as of September 23, 2022, by and between us and the Holder establishing a committed equity facility. We are not selling any securities under the Prospectus and will not receive any of the proceeds from the sale of our Ordinary shares by the Holder.

Our Ordinary shares are listed on the Nasdaq Global Select Market under the symbol “IREN”. On July 17, 2023, the last reported sale price of our Ordinary shares was $7.03 per Ordinary share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are both an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described in the section titled “Risk Factors” beginning on page 16 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus, including this prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 18, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER
PURSUANT TO SECTION 13A-16 OR 15D-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of July 2023

Commission File Number: 001-41072

Iris Energy Limited
(Translation of registrant’s name into English)

Level 12, 44 Market Street
Sydney, NSW 2000 Australia
+61 2 7906 8301
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

EXPLANATORY NOTE

Appointment of New Director

On July 18, 2023, Iris Energy Limited (the “Company”) announced the appointment of Sunita Parasuraman as a non-executive member of the Company’s Board of Directors. Ms. Parasuraman will also serve as Chair of the Audit and Risk Committee.

During her career as a senior technology executive, Ms. Parasuraman has built and scaled world-class teams at Meta (Facebook), VMware, Genentech and Apple. Ms. Parasuraman most recently served as the Head of Investments, New Product Experimentation at Meta (Facebook) and, prior to that, served as Facebook’s Global Head of Treasury and Head of Treasury for Facebook’s blockchain initiative (Libra). Ms. Parasuraman currently serves on the Board of Baldwin Risk Partners (NASDAQ: BRP), a leading publicly-traded insurance distribution company, where she is a member of its Audit and Cyber Risk Committees. She also serves on the Board of the IIT Bombay Heritage Foundation as well as its Finance, Governance & Nomination Committees. Ms. Parasuraman holds a bachelor’s degree in Engineering from the Indian Institute of Technology (IIT), Bombay, a master’s degree in Engineering from the University of Pennsylvania and an MBA from the University of California, Berkeley’s Haas School of Business.

A copy of the Company’s press release announcing the appointment is furnished hereto as Exhibit 99.1.

INCORPORATION BY REFERENCE

This Report on Form 6-K (other than the information contained in the press release furnished as Exhibit 99.1 to this Report on Form 6-K) shall be deemed to be incorporated by reference into the registration statements on Form S-8 (File Nos. 333-261320, 333-265949, 333-269201 and 333-273071) of Iris Energy Limited and to be a part thereof from the date on which this report is filed to the extent not superseded by documents or reports subsequently filed or furnished.

The information contained in the press release furnished as Exhibit 99.1 to this Report on Form 6-K shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in any such filing.

EXHIBIT INDEX

Exhibit No.	Description

99.1	[Exhibit not incorporated by reference]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Iris Energy Limited

Date: July 18, 2023	By:	/s/ Daniel Roberts
Daniel Roberts
Co-Chief Executive Officer and Director